Exhibit 1.1

ARTICLES OF INCORPORATION

OF

PIXELPLUS CO., LTD.

CHAPTER I

GENERAL PROVISIONS

Article 1        (Corporate Name)

The name of this company shall be “Chusik Hoesa Pixelplus” (the “Company”), which shall be “Pixelplus Co., Ltd.” in English.

Article 2        (Objective)

The objective of the Company shall be to engage in the following business activities:

(1)	Manufacture, sale and service of semiconductor components;

(2)	Manufacture, sale and service of modules and application systems; and

(3)	Any and all other businesses incidental to the foregoing.

Article 3        (Location of Head Office; Establishment of Branch, etc.)

(1)	The Company shall have its head office in Sungnam.

(2)	The Company may establish branches by the resolution of the Board of Directors, when it deems necessary.

Article 4        (Method of Public Notices)

Public notices of the Company shall be made in “Maeil Business Newspaper,” a daily newspaper published in Seoul.

CHAPTER II

SHARES OF STOCK

Article 5        (Total Number of Authorized Shares)

The total number of shares to be issued by the Company shall be 10,000,000 shares.

Article 6        (Par Value per Share)

The par value per share to be issued by the Company shall be five hundred (500) Won.

Article 7        (Number of Shares Issued at the Time of Incorporation)

The total number of shares issued at the time of incorporation of the Company shall be 400,000 shares of Common Shares.

Article 8        (Types of Shares)

The shares to be issued by the Company shall be common shares in registered form (“Common Shares”), and preferred shares in registered form (the “Preferred Shares”).

Article 8-1        (Number and Characteristics of Preferred Shares)

(1)	Preferred Shares to be issued by the Company shall be non-voting, and the number thereof shall be 2,000,000.

(2)	The dividends on non-voting preferred shares shall be not less than 1 % per annum and not more than 15% of the par value and the rate thereof shall be determined by the Board of Directors at the time of issuance.

(3)	In cases where the dividend rate of Common Shares exceeds the dividend rate of Preferred Shares, the amount exceeded shall be participated and distributed at an equal rate with common shares.

(4)	In cases where the Company fails to pay out any dividends in full with respect to the Preferred Shares in a given business year, the undistributed portion of the dividends shall be accumulated and preferentially distributed at the time of distribution of dividends in the following business year.

(5)	If a resolution has been made that certain amount of dividends shall not be paid for the Preferred Shares, the holders of the Preferred Shares shall have voting rights from the next shareholders’ meeting following the one during which such resolution was made until the end of the shareholders’ meeting in which a resolution is made that dividends shall be paid for the Preferred Shares.

(6)	In the event of rights offering or bonus issues, the allotment of the newly issued shares for the Preferred Shares shall be Common Shares for rights offering, and the same class/type of shares as the relevant Preferred Shares for bonus issues.

(7)	Preferred Shares shall be validly existing for a period of 3 years from the relevant issuance date and thereafter, automatically convert into Common Shares; provided, however, that if there is any declared but unpaid dividend amount for the above period, the period shall be extended until such amount is fully paid. In such cases, Article 12 of these articles of incorporation shall apply mutatis mutandis to the dividend payments with respect to shares issued upon conversion.

Article 9        (Share Certificates)

The share certificates of the Company shall be issued in the following five (5) denominations: one (1), ten (10), one hundred (100), one thousand (1,000) and ten thousand (10,000) shares.

Article 10        (Preemptive Rights)

(1)	The shareholders of the Company shall have the rights to subscribe for new shares to be issued by the Company in proportion to their respective shareholdings.

(2)	Notwithstanding Article 10(1) above, new shares may be allocated to persons other than the existing shareholders by a resolution of the Board of Directors in the following cases:

(a)	If the new shares are issued through solicitation of subscription to fifty or more persons or to an underwriter for such solicitation to the extent not exceeding 50% of the then total issued and outstanding shares;

(b)	If the new shares are issued through a general public offering upon resolution of the Board of Directors pursuant to Article 189-3 of Securities & Exchange Act to the extent not exceeding 50% of the then total issued and outstanding shares;

(c)	If the new shares are preferentially allotted to the members of the employee stock ownership association pursuant to Article 191-7 of the Securities & Exchange Act;

(d)	If the new shares are issued upon exercise of stock options pursuant to Article 16-3 of the Act on Special Measures for Promotion of Venture Business, Article 340-2 of the Commercial Code, or Article 189-4 of the Securities & Exchange Act, as the case may be;

(e)	If the new shares are issued, out of business necessity, for foreign investment pursuant to the Foreign Investment Promotion Act to the extent not exceeding 50% of the total issued and outstanding shares; and

(f)	If the new shares are issued through solicitation of subscription to fifty or more persons or to an underwriter for such solicitation for listing of shares of the Company and/or DRs on Korea Exchange (futures market) or overseas stock markets to the extent not exceeding 50% of the then total issued and outstanding shares.

(3)	If new shares are issued pursuant to Article 10(2)(a), (b), and (e) through (g), the Board of Directors shall determine the class, number, and issue price of the new shares to be issued.

(4)	The Board of Directors shall determine how to dispose of any unsubscribed and/or factional shares from issuance of new shares.

Article 11        (Stock Options)

(1)	To the extent not exceeding fifty percent (50%) of the total number of the issued and outstanding shares of the Company, the Company may grant stock options to any of its officers, employees, consultants, and/or advisors and/or those foreign entities qualified under Article 11-3(4)(9) of the Enforcement Decree of the Act on Special Measures for Promotion of Venture Business Act, who has contributed, or is capable of contributing, to the establishment, management or technical innovation of the Company, by a special resolution adopted at a General Meeting of Shareholders; provided, however, that the Company may not grant stock options to a certain officer, employee, consultant, or advisor in excess of five percent (5%) of the total number of the issued and outstanding shares of the Company.

(2)	Notwithstanding the provision of Article 11(1) above, the Company shall not grant stock options to the following persons; provided, however, that the Company may grant stock options to a person who is specially related to the following persons by becoming an officer of the Company or an officer of the Company’s affiliates:

(a)	The largest shareholder of the Company (as defined in Clause 4 of Article 54-5 of the Enforcement Decree of the Securities & Exchange Act) and persons specially related thereto (as defined in Clause 2 of Article 10-3 of the Enforcement Decree of the Securities & Exchange Act); and

(b)	The major shareholders of the Company (as defined in Article 188 of the SEA) and persons specially related thereto.

(3)	Stock options may be granted in any of the following methods: The Company may, at the time of exercise of stock option, (i) issue and deliver new shares at the exercise price of stock options, (ii) purchase and deliver treasury shares, or (iii) pay cash or deliver treasury shares for the difference between the exercise price of stock options and the market price of such shares multiplied by the number of exercised options.

(4)	The exercise price per share for the stock option shall be no less than the following prices. This also shall apply to the case where the exercise price per share for the stock option is adjusted after the relevant stock option grants.

(a)	In case of issuance and delivery of new shares, the greater of the following prices:

A.	The market price of share as of the granting date of stock options, which shall be calculated in accordance with Article 54 of the Enforcement Decree of the Inheritance Tax and Gift Tax Act; and

B.	Face value of share.

(b)	In case of cash payment or delivery of treasury shares, the market price as determined in accordance with Article 11(4)(a) above.

(5)	In the event that the Company grants stock options by a special resolution at the General Meeting of Shareholders, such special resolution shall include the following:

(a)	Name of the stock option grantee;

(b)	Stock option granting method;

(c)	Stock option exercise price and exercise period; and

(d)	Type and number of shares to be issued to each of stock option grantees upon the exercise of stock options

(6)	Stock options may be exercised within three (3) years commencing from two (2) years after the date of the General Meeting of Shareholders at which a resolution to grant such stock options was adopted. Stock options are exercisable by a person who has served for the Company two (2) years or more from the date of the General Meeting of Shareholders at which a resolution to grant such stock option was adopted.

(7)	With respect to the payment of dividends on the shares issued upon exercise of stock option, Article 12 shall apply mutatis mutandis.

(8)	In the following instances, the Company may, by a resolution of the Board of Directors, cancel the stock options:

(a)	When the relevant officer or employee voluntarily resigns or is removed from his position at the Company after receiving the stock option;

(b)	When the relevant officer or employee inflicts material damages or losses on the Company due to the willful conduct or negligence of such person;

(c)	When the Company cannot respond to the exercise of stock options due to its bankruptcy, dissolution, etc.; or

(d)	When there occurs any other event for cancellation of the stock option pursuant to the stock option agreement.

Article 12        (Basis for Calculation of Dividends on New Shares)

In cases where the Company issues new shares by rights issue, bonus issue or stock dividend, for the purpose of distributing dividends on such newly-issued shares, such newly-issued shares shall be deemed to have been issued at the end of the fiscal year immediately preceding the fiscal year in which such new shares have been issued.

Article 13        (Transfer Agent)

(1)	The Company shall appoint and maintain a transfer agent.

(2)	The appointment of the transfer agent, the place of business operation and the scope of delegated business of such transfer agent shall be determined by resolution of the Board of Directors and shall be publicly disclosed.

(3)	The Company shall maintain the shareholders registry or copies thereof at the business place of the transfer agent and shall have the transfer agent to carry out entry of shareholder changes, registration or cancellation of pledge, recordation or cancellation of entrusted assets, issuance of share certificates, acceptance of report applications, and other share-related administrative functions.

(4)	Procedures of carrying out administrative functions set forth in Article 13(3) above shall follow the transfer agent’s regulation on entry of shareholder changes.

Article 14        (Alteration of Entry)

(1)	A person who desires to apply for entry in the shareholders registry of the Company shall submit the application designated by the Company after affixing his seal thereon, together with the share certificates.

(2)	A person acquiring shares of the Company for a cause other than assignment shall submit to the Company, in addition to the application referred to in Article 14(1) above, the document evidencing the cause thereof and share certificates involved.

Article 15        (Report of Address, Name, Seals or Signatures, etc. of Shareholder)

(1)	All shareholders and registered pledgees shall report his/her/its name, address, seal or sign, etc. to the transfer agent.

(2)	The shareholders and registered pledgees residing abroad shall notify the Company of their local agents and addresses in Korea to which notices are to be sent.

(3)	Any changes in items set forth in Article 15(1) and (2) above shall also be reported pursuant thereto.

Article 16        (Non-Issuance of Share Certificate)

(1)	A shareholder may report to the Company his/her/its intent not to take custody of the share certificates with respect to the shares held by him. In such case, the shareholder shall return to the Company the existing share certificates. If a shareholder reports to the Company his/her/its intent of non-custody of share certificate before issuance thereof, the Company shall not issue the share certificates to such shareholder.

(2)	Upon the receipt of report of Article 16(1) above, the Company shall indicate such intent of non-issuance of the share certificates on the shareholders’ registry and its copies and notify the shareholder concerned thereof.

(3)	Even after the report of Article 16(1) above, the shareholder may, at any time, request the Company to issue the relevant share certificates.

Article 17    (Reissuance of Share Certificates)

(1)	A shareholder desiring to receive new share certificate(s) due to defacement or damage or as a result of the partition or consolidation of his/her/its share(s) shall submit an application in the form prescribed by the Company after affixing his seal thereon, together with the share certificate(s) involved.

(2)	Any application for issuance of replacement share certificates upon loss of the relevant share certificates shall be made via submission of an application form prescribed by the Company, together with the original of the court’s judgment confirming loss of the share certificates in question.

Article 18        (Closing of Shareholders Registry and Record Date)

(1)	The Company shall suspend any entry in the shareholders registry of any alteration with respect to shareholders’ rights from January 1 to the close of the annual general meeting of shareholders of every year.

(2)	The Company shall deem those shareholders that appear on the shareholders registry as of December 31 of each year as the record shareholders who may exercise their rights at the annual general meeting of shareholders for the relevant year.

(3)	If deemed necessary for convening of an extraordinary general meeting of the shareholders, etc., the Company may, upon resolution of the Board of Directors, suspend any entry in the shareholders registry of any alteration for a specific period of time not exceeding three (3) months or set a record date within a three (3) month period and have those shareholders that appear in the shareholders registry as of such record date to exercise their rights. In such cases, the Board of Directors may suspend the entry in the shareholders registry and set a record date simultaneously. In such cases, the Company shall give at least two (2) weeks prior notice thereof.

CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

Article 19        (Convening of General Meetings of Shareholders)

(1)	There shall be annual general meeting of shareholders and extraordinary general meeting of shareholders of the Company.

(2)	The annual general meeting of shareholders shall be convened within three (3) months of the end of each fiscal year and the extraordinary general meeting of shareholders shall be convened from time to time, when deemed necessary.

Article 20        (Convening Authority)

(1)	Except otherwise provided by laws and/or regulations, the general meeting of shareholders shall be convened by the representative director of the Company upon resolution of the Board of Directors.

(2)	In case the representative director is unable to perform his/her duty, Article 37(2) shall apply mutatis mutandis.

Article 21        (Notice and Public Announcement of Convocation of General Meeting of Shareholders)

In convening of a general meeting of shareholders, a written/electronic mail notice thereof, which sets forth the time, place and purposes of the meeting, shall be sent to each shareholder at least two (2) weeks prior to the date of the meeting.

Article 22        (Place of General Meeting of Shareholders)

The general meetings of shareholders shall be held in the head office of the Company, but may be held in the vicinity, if necessary.

Article 23        (Chairman)

(1)	The representative director of the Company shall be the chairman of the general meetings of shareholders.

(2)	In cases where the representative director is unable to serve as the chairman of the general meeting of shareholders, Article 37(2) shall apply mutatis mutandis.

Article 24        (Chairman’s Right to Maintain Order)

(1)	The chairman of a general meeting of shareholders may order a person who disturbs the order by speaking or behaving in a way to deliberately obstruct the proceedings of the meeting, to stop the speech or leave the place of the meeting.

(2)	The chairman of a general meeting of shareholders may restrict the time and number of speeches a shareholder can make, if deemed necessary for the purpose of harmonious progress in the proceeding of the meeting.

Article 25        (Voting Right of Shareholders)

Each shareholder shall have one (1) vote for each share owned

Article 26        (Restriction on Exercise of Voting Rights Regarding Cross-Holdings)

A company, in which the Company, its parent, or its subsidiary holds more than 10% of such company, shall not exercise its voting rights with respect to the Company shares that such company owns.

Article 27        (Divergent Exercise of Voting Rights)

(1)	If any shareholder who holds two or more voting rights wishes to exercise his/her voting rights in divergent ways, he/she/it must notify the Company thereof and provide his/her/its reasons in writing at least three (3) days prior to the meeting date.

(2)	The Company may not accept divergent exercise of voting rights by a shareholder, except in cases where a shareholder has taken over shares in trust or is holding shares on behalf of other individuals.

Article 28        (Vote by Proxy)

(1)	Any shareholder may exercise his/her/its voting rights by proxy.

(2)	The proxy in Article 28(1) above shall submit the proxy document evidencing his/her/its authority to act as a proxy prior to the commencement of the relevant general meeting of shareholders.

Article 29        (Method of Resolution)

(1)	A general meeting of shareholders shall be duly convened if at least one third (1/3) of total outstanding voting shares of the Company are present at the relevant meeting.

(2)	Except as otherwise provided in the applicable laws, all resolutions at the general meeting of shareholders shall be adopted by the affirmative vote of a majority of the voting shares represented at such general meeting of shareholders, which consists of at least 1/4 of the total outstanding voting shares of the Company.

Article 30        (Minutes of General Meetings of Shareholders)

The Company shall prepare minutes for every general meetings of shareholders stating the substance and course of the proceedings of the relevant general meeting of shareholders and the results thereof, which shall be maintained at the head and branch offices of the Company after being affixed with the names and seals or signatures of the chairman as well as the directors present at the relevant meeting.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 31        (Number of Directors)

The Company shall have five (5) or more of directors, majority of which shall be outside directors. Outside directors shall meet the qualifications and requirements stipulated in the applicable rules and regulations promulgated by the Securities and Exchange Commission of the United States of America and Nasdaq National Market.

Article 32        (Election of Directors)

(1)	Directors shall be elected at the general meetings of shareholders.

(2)	The election of directors shall require affirmative vote of a majority of voting shares represented at the meeting and one quarter of the total issued shares.

(3)	Cumulative voting stipulated in Article 382-2 of the Commercial Code shall not apply when two (2) or more directors are to be elected.

Article 33        (Nomination of Director Candidate)

(1)	The Director Nomination Committee of the Company shall nominate director nominees.

(2)	The Director Nomination Committee of the Company shall prescribe details on qualification review and nomination of the outside directors.

Article 34        (Term of Office)

The term of office of a director shall be three (3) years; provided, however, that in cases where his or her term of office expires after the end of a fiscal year but before the close of the annual general meeting of the shareholders convened with respect to such fiscal year, the term of the office shall be extended up to the close of such general meeting.

Article 35        (By-election)

(1)	If, at any given time, there is a vacancy in board seats, the vacancy shall be filled in through a by-election at a general meeting of shareholders; provided, however, that such vacancy may be left unfilled if the number of directors in accordance with Article 31 is met and the vacancy does not interrupt the performance/discharge of directors’ respective duties.

(2)	In the event that due to death, resignation, etc. of the outside director(s), the number of outside directors falls under the requirement specified in Article 31, the Company shall elect outside director(s) to meet the required number of outside director at the first general meeting of shareholders after the death, resignation, etc. of such outside director(s).

Article 36        (Appointment of Representative Director, etc.)

(1)	The Company shall appoint one (1) representative director and may appoint certain number of vice president, managing directors and executive directors if and when it deems necessary.

(2)	The representative director, vice president(s), managing director(s) and executive director(s) shall be elected by a resolution of the Board of Directors.

Article 37        (Duties of Directors)

(1)	The Representative Director shall represent the Company and shall oversee business the operation of the Company.

(2)	Vice-president(s), managing director(s), executive director(s), and director(s) shall assist the representative director (the president), execute business affairs of the Company as determined by the Board of Directors, and if the representative director is unable to perform his/her duties, they shall perform such duties in the order appeared in above.

Article 38        (Composition of the Board of Directors and Convening of the Board of Directors’ Meeting)

(1)	The Board of Directors shall consist of directors and resolve on important business affairs of the Company.

(2)	The meeting of the Board of Directors shall be convened by having each director notified of the meeting fourteen (14) days prior to the date of the relevant meeting, and such notice shall be given either by the representative director or the designated director, if the Board of Directors has designated a particular director for such purpose. However, if there is a unanimous consent from the directors and statutory auditors, the procedures for the convening of a meeting as specified herein may be waived.

(3)	The chairman of the meeting shall be the convening authority stipulated in Article 38(2) above.

Article 39        (Resolutions of the Board of Directors)

(1)	Resolutions of the Board of Directors shall be adopted by a majority of the directors attending the meeting, with a majority of all directors being present.

(2)	The Board of Directors may permit any or all of directors to participate in the meeting of the Board of Directors, through a means of instantaneous communication device (video and audio simultaneously), without the Directors’ being physically present at said meeting. In such event, any of the Directors who have chosen to participate in the meeting in the aforementioned manner is deemed to be present at the meeting of the Board of Directors in person.

(3)	A director who has a special interest with respect to the matter submitted for the board’s resolution shall not exercise his or her voting rights in regards to such matter.

Article 40        (Minutes of Board of the Directors)

(1)	The Board of Director shall prepare the minutes for every meetings of the Board of Directors.

(2)	The minutes of the Board of Directors shall state the agenda, the proceedings, the results thereof, the name of dissenting directors and the reasons thereof, and the attending directors and statutory auditor(s) shall affix their names and seals or sign the minutes.

Article 41        (Sub-committees)

(1)	The Company shall establish and maintain the following subcommittees under the Board of Directors:

(a)	Audit Committee;

(b)	Compensation Committee; and

(c)	Director Nomination Committee;

(2)	The Board of Directors shall resolve on details of composition, authorities, and operation, etc. of each subcommittee.

(3)	Articles 38 to 40 shall apply mutatis mutandis with respect to each subcommittee.

Article 42    (Remuneration and Severance Allowances of Directors)

(1)	The remuneration of directors shall be determined by resolution of the general meetings of shareholders.

(2)	The Company shall establish and maintain a compensation committee (the “Compensation Committee”) as a subcommittee under the Board of Directors. The Compensation Committee shall review and approve various officer/employee compensation schemes and systems of the Company as proposed by the representative director in accordance with these articles of incorporation and other applicable bylaws and internal regulations of the Company.

(3)	Severance allowances for directors shall be made in accordance with the Company regulation on severance allowances for directors/officers which shall have been adopted by resolution of the general meetings of shareholders.

Article 43    (Consultants and Advisors)

The Company may have certain number of consultants and/or advisors upon resolution of the Board of Directors.

CHAPTER V

AUDIT COMMITTEE

Article 44        (Composition of Audit Committee)

(1)	The Company shall establish and maintain an audit committee (the “Audit Committee”) pursuant to Article 41 in lieu of having statutory auditor(s).

(2)	The Audit Committee shall consist of three (3) or more directors.

(3)	All of the Audit Committee members shall be outside directors of the Company.

(4)	The Audit Committee shall resolve to appoint a representative of the Audit Committee.

Article 45        (Duties and Responsibilities of Audit Committee)

(1)	The Audit Committee shall audit the accounting and business operations of the Company.

(2)	The Audit Committee may request convocation of an extraordinary general meeting of shareholders by submitting to the Board of Directors the agenda and reasons for the meeting in writing.

(3)	If deemed necessary to perform its duties, the Audit Committee may request the subsidiary(s) report on the operation of its (their) business. In such cases, if the subsidiary fails to immediately report upon such request or the reported information needs confirmation, the Audit Committee may investigate the business operations and financial condition of the subsidiary(s).

(4)	The Audit Committee shall appoint an external auditor of the Company.

(5)	In addition to the duties provided in Article 45(1) to (4) above, the Audit Committee shall discharge other duties delegated by the Board of Directors.

Article 46        (Audit Record)

The Audit Committee shall prepare audit record, stating the methods employed for the relevant audits and the audit results, which shall be signed by the Audit Committee members who conducted the relevant audit.

CHAPTER VI

ACCOUNTING

Article 47        (Fiscal Year)

The fiscal year of the Company shall begin on January 1 and end on December 31 of each year.

Article 48        (Preparation and Maintenance of Financial Statements and Business Report)

(1)	The representative director of the Company shall prepare the following documents to be submitted to the annual general meeting of shareholders, together with supplementary data and business reports, and have such documents audited by the Audit Committee no later than six (6) weeks before the date of the relevant annual general meeting of shareholders:

(a)	balance sheet;

(b)	statement of profit and loss; and

(c)	statement of appropriation of retained earnings or statement of disposition of deficit.

(2)	The Audit Committee shall submit its audit report to the representative director no later than one (1) week before the date of the relevant annual general meeting of shareholders.

(4)	The representative director shall keep on file copies of the documents described in Article 48(1) above, together with the business report and the Audit Committee’s audit report thereon, at the head office of the Company for five (5) years, and certified copies of all of such documents at the branches of the Company for three (3) years, beginning from one (1) week before the date of the relevant annual general meeting of shareholders.

(5)	Immediately upon obtaining shareholders’ approval on the documents mentioned in Article 48(1) above at the relevant annual general meeting of shareholders, the representative director shall make a public notice of the balance sheet and the external auditor’s audit opinion thereon.

Article 49        (Report on Appointment of External Auditor)

The Company shall report the appointment of an external auditor appointed by the Audit Committee at the first annual general meeting of shareholders after such appointment.

Article 53        (Appropriation of Profit)

The Company shall dispose of any the unappropriated retained earnings of each fiscal year in the following order of priority:

(a)	Earned surplus reserve;

(b)	Other statutory reserves;

(c)	Dividends;

(d)	Temporary reserves; and

(e)	Other appropriation of earned surplus.

Article 51        (Dividends)

(1)	Dividends may be distributed in cash or in stock.

(2)	In cases where the dividends are to be distributed in stock and the Company has several classes of shares, the stock dividend distribution may be made in shares of different classes by a resolution of the general meeting of shareholders.

(3)	Dividends pursuant to Article 51(1) above shall be paid to the shareholders registered in the shareholders registry of the Company or the registered pledgees as of the last day of each fiscal year.

Article 52        (Statute of Limitations on Claims for Dividend Payouts)

(1)	The right to claim dividend payouts shall be exercised within five (5) years, or otherwise, the statute of limitation shall run and expire by such time.

(2)	After the expiration of the period set forth in Article 52(1) above, any unclaimed dividends shall revert to the Company.

ADDENDUM

Article 1        (Initial Fiscal Year)

The initial fiscal year of the Company shall begin on the date of incorporation and end on December 31, 2000.

Article 2        (By-laws)

By-law of the Company may be adopted for the purposes of business performance and management, by a resolution of the Board of Directors.

Article 3.        (Promoters)

The names, ID Nos. and addresses of promoters and the number of shares to be subscribed by him at the time of incorporation are stated in the last part of these articles of incorporation.

In witness whereof, the undersigned promoters have executed, signed and affixed their respective seals on these articles of incorporation.

April 3, 2000

Promoters

Name: Seo Kyu Lee
Number of shares to be subscribed: 152,000
I.D. No.:	591004-1117225
Address:	Taeam Sujeong Apt. #103-604, 1516, Kakyong-dong, Heungduk-gu, Cheongju

Name: Yong Kwan Kim
Number of shares to be subscribed: 36,000
I.D. No.:	620816-1566217
Address:	Hyojachon Apt. #512-102, 3016, Seohyun-dong, Bundang-gu, Seongnam

Name: Keon Ok Kim
Number of shares to be subscribed: 21,600
I.D. No.:	670308-2247516
Address:	Jugong Apt. #112-501, 528, Sinbong-dong, Heungduk-gu, Cheongju

ADDENDUM

These articles of incorporation shall become effective as of June 25, 2002.

ADDENDUM

These articles of incorporation shall become effective as of the date on which the Company executes an underwriting agreement for an initial public offering of common shares and/or the ADRs of the Company on a major overseas stock exchange or Korea Exchange.